Exhibit 16.1

June 7, 2019

U.S. Securities and Exchange Commsiion
Office of the Chief Accountant
100 F. Street, N.E.
Washington, DC 20549

Re: Trnasatlantic Capital Inc.

File No: 000-504802

Dear Sir or Madam:

We have read statements under item 4.01 in the Form 8-K dated June 10, 2019, of Transatlantic Capital Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

/s/MaloneBailey LLP
Houston, TX 77042